Exhibit 10.28

PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into this 24th day of August, 2007, by and between SurModics, Inc., a Minnesota corporation, with its principal place of business at 9924 West 74th Street, Eden Prairie, MN 55344 (hereinafter called “Purchaser”), and Vest Mykyng LLC, a Minnesota limited liability company, with its principal place of business at 6138 Arctic Way, Edina, Minnesota 55436 (hereinafter called “Seller”).

     WITNESSETH THAT, WHEREAS:

     A. Seller is the owner of the parcel of land consisting of approximately 4.92 acres, which is described on Exhibit A attached hereto, and all easements, rights of way, privileges, appurtenances, and rights to same belonging to or enuring to the benefit of said parcel of land or its owner (hereinafter called the “Land”) lying and being in the City of Eden Prairie, County of Hennepin, and State of Minnesota.

     B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, subject to the terms, covenants and conditions hereinafter contained:

     1. The Land, together with any improvements thereon and appurtenances thereto;

     2. All rights appurtenant to the Land as to any roadways adjacent to the Land; and

     3. All right, title and interest of Seller in and to all easements of record benefiting the Land (or the owner or users thereof) over other property, if any (such property hereinafter is collectively called the “Subject Property”).

     NOW, THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants herein contained, which each of the parties hereto acknowledges as adequate and sufficient, it is hereby agreed as follows:

     1. Purchase and Permitted Encumbrances. Subject to the terms and conditions herein, Seller does hereby agree to sell to Purchaser, and Purchaser does hereby agree to purchase from Seller, the Subject Property, subject only to the following encumbrances (hereinafter called “Permitted Encumbrances”):

     (a) Building, zoning and subdivision ordinances, and State and Federal regulations, subject to the other terms and conditions herein in respect thereto.

     (b) Real estate taxes and installments of special assessments which are not yet due and payable as of the Closing Date. Seller and Purchaser shall allocate/prorate real estate taxes and special assessments (including interest included in such installments) payable in the year of Closing in the manner provided in Subparagraph 12(c) hereof.

     (c) Those easements, encumbrances, and restrictions set forth on Exhibit B and the title commitment provided for herein which are not objected to by Purchaser in connection with Purchaser’s examination of title and survey and made a part hereof and such other easements, encumbrances and restrictions as may be approved or waived by Purchaser pursuant to the terms of this Agreement.

     2. Representations of Seller; “As Is” Purchase. Except as disclosed on Exhibit D attached hereto (“Seller’s Disclosure”) Seller states, warrants and represents as of the date hereof as follows:

     (a) Seller has full right and authority to execute and deliver this Agreement and all documents and instruments required hereunder to be executed and delivered by Seller.

     (b) Neither the entering into of this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by Seller of any judgment or decree issued against or imposed upon Seller, or of any agreement to which Seller is a party or which binds the Subject Property.

     (c) To Seller’s knowledge, there are no underground storage tanks on the Subject Property.

     (d) Seller is neither a “foreign person” nor a “foreign corporation” (as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended).

     (e) To Seller’s knowledge, there are no wells or private sewage disposal or septic systems on the Subject Property.

     (f) To Seller’s knowledge, no environmental reports have been made or prepared in connection for the Subject Property except those certain reports and correspondence listed in the Disclosure and Disclosure Documents attached hereto as Exhibit D, true and complete copies of which Seller has delivered to Purchaser; provided, however, Seller discloses that certain dumping may have occurred in approximately the early 1980s and believes any contamination in connection therewith was cleaned up in accordance with law and reports may have been generated in connection therewith, copies of which Seller cannot locate in his possession.

     (g) Seller has received no notice of condemnation of any portion of the Subject Property from any governmental authority.

     (h) Solely for purposes of satisfying the requirements of Minn. Stat. § 115.55, to Seller’s knowledge there is no “individual sewage treatment system” (within the meaning of that statute) on or serving the Subject Property.

     (i) To Seller’s knowledge, there are no actions, suits, agreements or proceedings before any judicial or quasi-judicial body, pending, or to Seller’s knowledge, threatened, against or affecting all or any portion of the Subject Property which would impair Seller’s ability to close the transaction contemplated hereby in accordance with the terms hereof.

     (j) Seller is not in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56. Seller or, to the knowledge of Seller, one of its agents acting or benefiting in any capacity in connection with the transaction is any of the following:

i.	Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

ii.	Person or entity owner or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

iii.	Person or entity with which Seller is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv.	Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

v.	Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

     (k) The Seller or, to the knowledge of Seller, any of its agents acting in any capacity in connection with the transaction does not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

     To the extent any of the above representations or warranties are made to the knowledge of Seller, such representations shall be deemed made only as to the actual knowledge of Sigmund J. Helle without having made any investigation or inquiry except those resulting in the creation of the materials listed on or contained in the documents, if any, listed on Exhibit D.

     Prior to Closing, Seller will give Purchaser prompt written notice of any occurrence that would change the truth of any of the foregoing representations and warranties or any other representation or warranty of Seller herein, if then made. If there is a material adverse change in any of the foregoing representations and warranties prior to Closing, Purchaser will have the right to terminate this Agreement by giving written notice to Seller within ten (10) days after it receives written notice of such material change. If Purchaser so terminates this Agreement, the initial $100,000 Earnest Money Deposit shall be retained by Seller and any Additional Earnest Money Deposit (hereafter defined) shall be returned to Purchaser and neither party shall have further rights or obligations hereunder except for any obligations contained in this Agreement which expressly survive termination.

     PURCHASER ACKNOWLEDGES THAT PURSUANT TO THIS AGREEMENT IT WILL HAVE PRIOR TO CLOSING THE OPPORTUNITY TO PERFORM ALL SUCH TESTS, INVESTIGATIONS AND ANALYSES CONCERNING THE SUBJECT PROPERTY AS IT DEEMS NECESSARY OR DESIRABLE. PURCHASER AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY CONTAINED IN THIS PARAGRAPH 2 AND IN THE CLOSING DOCUMENTS, IN PURCHASING THE SUBJECT PROPERTY, PURCHASER IS NOT RELYING ON ANY REPRESENTATION, WARRANTY OR PROMISE BY OR ON BEHALF OF SELLER CONCERNING THE PROPERTY OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY CONCERNING THE QUALITY, VALUE, PHYSICAL ASPECTS, PROSPECTS, COMPLIANCE WITH LAWS OR CONDITION OF THE SUBJECT PROPERTY, ENVIRONMENTAL OR OTHERWISE, OR THE FITNESS OR SUITABILITY OF THE SUBJECT PROPERTY FOR ANY PARTICULAR USE, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS PARAGRAPH 2 AND IN THE CLOSING DOCUMENTS, PURCHASER IS PURCHASING THE SUBJECT PROPERTY BASED UPON PURCHASER’S OWN INSPECTIONS AND EXAMINATIONS THEREOF IN ITS “AS IS” AND “WHERE IS” CONDITION, AND “WITH ALL FAULTS.”

     3. Representation of Purchaser. Purchaser warrants and represents as of the date hereof as follows:

     (a) Purchaser has full right and authority to execute and deliver this Agreement and all documents and instruments required hereunder to be executed and delivered by Purchaser.

     (b) The consummation of the transactions contemplated by this Agreement will not constitute a default or result in the breach of any term or provision of any contract or written agreement to which Purchaser is a party so as to adversely affect the consummation of such transactions.

     (c) Purchaser is not in violation of any Anti-Terrorism Laws, including the Executive Order, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

     (d) Purchaser or, to the knowledge of Purchaser, none of its agents acting or benefiting in any capacity in connection with the transaction is any of the following:

i.	Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

ii.	Person or entity owner or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

iii.	Person or entity with which Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

iv.	Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

v.	Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

     (f) The Purchaser or, to the knowledge of Purchaser, any of its agents acting in any capacity in connection with the transaction does not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

     4. Purchase Price. Purchaser shall pay to Seller, in consideration for the purchase of the Subject Property, the sum of Three Million Six Hundred Thousand and no/100 Dollars ($3,600,000.00) (the “Purchase Price”). The Purchase Price shall be paid as follows: One Hundred Thousand and 00/100 Dollars ($100,000.00) upon execution of this Agreement (hereinafter called “Earnest Money Deposit”) shall be deposited with Seller by Purchaser. Such initial $100,000.00 Earnest Money Deposit shall be non-refundable to Purchaser; provided, however, it shall be subject to claims of Purchaser in the event this Agreement is terminated by Purchaser pursuant to the provisions of Paragraph 13(A) by reason of Seller’s breach of this Agreement. The balance of said Purchase Price plus or minus (as the case may be) an amount which equals the cumulative result of all cash adjustments and prorations required by this Agreement, shall be payable to Seller on the Date of Closing by means of a wire transfer to be received on the Date of Closing in Seller’s designated bank account. Purchaser and Seller shall each pay one-half of the costs of establishing and maintaining the escrow of the Additional Earnest Money Deposit, if any (described hereafter). In the event of a Closing, all of the Earnest Money Deposit will be credited to the Purchase Price.

     5. Evidence of Title/Survey. Not later than the date ten (10) days after the date of this Agreement, Seller shall furnish to Purchaser at Seller’s cost, except as hereafter provided, a current commitment for an Owner’s current ALTA policy of title insurance (including a special assessment search) as to the Subject Property issued by Title Company covering the Land provided for herein, and in an amount equal to the Purchase Price for the Subject Property, in which Title Company also indicates its requirements to provide extended coverage over the standard exceptions. Such commitment shall also include copies of all recorded documents referred to in the commitment. Purchaser shall be allowed until that date which is seventeen (17) days after receipt of the commitment examination of title and survey and the making of any objections thereto, said objections to be made in writing or deemed waived. For purposes of this Agreement, Permitted Encumbrances shall not be title objections. If any objections are so made, Seller shall be allowed five (5) days after the notice of objection to make such title marketable. Seller shall not be required to cure title or survey objections. Seller shall pay off and satisfy of record any monetary and mechanic’s liens (including any medical assistance lien) and mortgages against the Subject Property at Closing and shall take such action as is necessary to remove from the commitment the requirement to secure and record an Affidavit showing compliance with the required Notice to the Commissioner of Human Services pursuant to Minn. Stat. 524-801(d) for the Estate of Herliev Helle for the Deed of Distribution to Sigmund J. Helle filed as Document No. 7363899.

     If title and survey objections are not cured and title is not made marketable all on or before the end of the five (5) day period above described, Purchaser shall by written notice to Seller either:

     (a) Terminate this Agreement, and, in such event, Purchaser shall be entitled to a refund of all of the Additional Earnest Money Deposit (described hereafter), if any, and neither party will have further rights or obligations hereunder except such obligations as expressly survive termination; or

     (b) Waive any uncured objected to defects in title without any reduction in the Purchase Price.

Purchaser will make its election within seven (7) days after expiration of Seller’s five (5) day cure period. A failure by Purchaser to waive its objections within such seven (7) day period pursuant to clause (b) shall be deemed an election to terminate under clause (a).

     Further, not later than the date twenty (20) days after the date of this Agreement, Purchaser shall secure and deliver to Seller (at Purchaser’s sole cost and expense) a current survey of the Subject Property (herein called the “Survey”) prepared by a surveyor licensed in the State of Minnesota and reasonably acceptable to Purchaser, certified to Seller, Purchaser and Title Company and Purchaser’s lender, if any, in a manner satisfactory to Purchaser, by such surveyor as being true, accurate and having been prepared in accordance with the current minimum detail and Table A requirements for an Urban Land Title Survey as jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping, and setting forth: (i) the legal description of the Subject Property; (ii) the location of all improvements thereon; (iii) all boundaries, courses and dimensions of the Land, and the dimensions of said improvements; (iv) all easements, building lines, curb cuts, parking, loading areas, sewage, water, electricity, gas and other utility facilities (together with the recording information concerning the documents creating any easements and building lines); (v) roads and means of ingress and egress to and from the Subject Property to all public roadways; and (vi) the gross square footage of the Subject Property. The Survey shall reveal any encroachments onto the Subject Property from any adjacent property, any encroachments by or from the Subject Property onto any adjacent property, and any violation by any of the improvements on the Subject Property of any building line or easement or restriction affecting the Subject Property. The Survey shall also certify whether or not the Subject Property is in an area identified by an agency or department of the Federal, State or local government as having special flood or mudslide hazards whether or not such identification would require flood insurance under any flood insurance laws and shall state whether the Subject Property includes any area identified or designated by Federal, State or local government as a wetland. Such survey shall be delivered in the form of paper copies and on computer disk form in Auto CADD (latest format).

     6. Delivery of Possession. Physical possession of the Subject Property shall be delivered to Purchaser on the Date of Closing.

     7. Closing. The Closing of this transaction shall take place at the office of Purchaser’s counsel or other mutually acceptable location in Minneapolis, Minnesota, on the date one (1) year subsequent to the date hereof (herein called the “Date of Closing”). Purchaser may accelerate the date of Closing to a date selected by Purchaser provided Purchaser gives Seller forty (40) days prior written notice of such Closing Date and along with such notice Purchaser delivers to Title Company an additional Six Hundred Thirty Thousand and no/100 Dollars ($630,000.00) as additional Earnest Money Deposit (the “Additional Earnest Money Deposit”). Such Additional Earnest Money Deposit shall be deposited with Old Republic National Title Insurance Company (“Title Company”) by Purchaser, and shall be held by such Title Company in an interest bearing account. Purchaser shall execute the W-9 form in connection therewith. Any interest earned on said Additional Earnest Money Deposit, if any, shall become a part of the Additional Earnest Money Deposit. Purchaser shall bear the risk of loss with respect to the Additional Earnest Money Deposit. In the event such notice of acceleration is given, the Purchase Price will escalate by Six Hundred Thirty Thousand and no/100 Dollars ($630,000.00) to Four Million Two Hundred Thirty Thousand and no/100 Dollars ($4,230,000.00). Notwithstanding the above, Seller may accelerate the date of Closing to a date after the date forty-five (45) days after the date of this Agreement and at least twenty (20) days subsequent to Seller’s notice of acceleration of the date of Closing; provided, however, if Seller accelerates the Closing there shall be no increase in the Purchase Price.

     8. Documents to be Delivered at Closing. At Closing, Seller shall deliver to Purchaser:

     (i) Limited Warranty Deed conveying to Purchaser fee title to the Subject Property, subject only to Permitted Encumbrances and such Deed shall contain a representation by Seller that Seller does not know of any wells on the Subject Property unless Seller provides a well disclosure certificate with respect to any wells of which Seller has knowledge;

     (ii) “FIRPTA” affidavit in the form of Exhibit D attached hereto and made a part hereof;

     (iii) Seller’s Affidavit in the form of Exhibit G attached hereto.

     (iv) Such other documents and instruments as may reasonably be required to carry out the terms of this Agreement.

     (v) Taxpayer Identification and/or Federal I.D. Number Certificate as required by Title Company.

Purchaser shall deliver to Seller the following instruments and documents:

     (a) The Purchase Price in accordance with Paragraph 4 hereof

     (b) Such other documents and instruments as may reasonably be required to carry out the terms of this Agreement.

At Closing, Seller and Purchaser shall jointly deliver a closing statement to each other, and Purchaser shall provide the certificate of real estate value, if any is required in connection with the filing of said Limited Warranty Deed.

     9. Purchaser’s Entry Prior to Closing. At any time prior to the earlier of (a) Closing or (b) the date of termination of this Agreement, Purchaser shall have the right at reasonable times to enter upon the Subject Property solely to examine, survey, inspect and to take soil boring tests or tests for environmental contamination at Purchaser’s sole risk, cost and expense in order to determine the characteristics of the Subject Property. Purchaser shall pay all costs of such survey, inspection, soil borings and tests. Purchaser shall notify Seller at least 48 hours prior to each entry for such purposes so that Seller may attend such activity. Purchaser shall promptly provide to Seller copies of all reports of its examinations, surveys, inspections and tests without cost to Seller. Purchaser shall also be responsible for damages suffered by Seller arising out of Purchaser’s breach of the provisions of this Paragraph 9.

     Purchaser hereby agrees to defend, indemnify and save Seller, its agents, employees and contractors harmless from all liability, damage, cost and expense (including, but not limited to, reasonable attorney’s fees) in connection with all claims, suits, actions of every name, kind and description brought against Seller, its agents, employees or contractors by any person or entity to the extent arising or alleged to have arisen out of the acts or omissions of Purchaser, its agents or employees in exercising its rights under the right of entry granted herein unless and except to the extent the same arise out of the negligence or wrongful act of Seller, its agents, employees and contractors. Purchaser’s obligation to indemnify, defend and save Seller harmless shall survive Closing or termination of this Agreement.

     10. Condition Allowing Termination by Purchaser. If any of the following conditions (which shall be for Purchaser’s benefit and may be waived by Purchaser) occur:

     (a) Purchaser in its sole discretion disapproves the condition of the soil, title, survey or environmental issues relating to the Subject Property or its potential found or determined to exist, as deemed appropriate by Purchaser, in respect to the Subject Property whether found during its due diligence effort or otherwise; or Purchaser determines that utilities, including electricity, storm sewer, sanitary sewer, gas and water utilities do not exist or are insufficient in capacity to serve Purchaser’s proposed improvements under current zoning relating to the Subject Property;

then, and in any such event, Purchaser shall have the right to terminate this Agreement by written notice to Seller given on or before the date forty-five (45) days after the date hereof, and on such termination all payments of the Additional Earnest Money Deposit described in Paragraph 7, if any, received by Title Company pursuant to this Agreement together with accrued interest shall be paid by Title Company to Purchaser.

     11. Brokerage Fees. Purchaser represents that Purchaser is represented by Northstar Partners as Purchaser’s broker in connection with the transaction contemplated hereby. Purchaser and Seller each represent and warrant to the other that (except as to the fees payable by Purchaser to the party or parties identified in the preceding sentence of this Paragraph) they have not incurred any obligation or liability, contingent or otherwise, for brokerage or finder’s fee or agent’s commissions or other like payment in connection with this Agreement or the transaction contemplated hereby, and Purchaser and Seller each agree to indemnify, defend and hold the other harmless against and in respect of any such obligation and liability based in any way upon any other agreements, arrangements or understandings made or claimed to have been made by the indemnifying party with any third person. Purchaser will pay all fees payable to Northstar Partners and its agents and co-brokers.

     12. Costs. The costs to be incurred in closing the transaction contemplated by this Agreement shall be allocated to Seller and Purchaser in the event of Closing in the following manner:

     (a) Seller shall pay for any transfer, excise or deed tax to be incurred in connection with the conveyance or in recording the Limited Warranty Deed to be delivered by Seller on the Date of Closing.

     (b) Purchaser shall pay for the recording fees incurred in recording the Limited Warranty Deed to be delivered by Seller to Purchaser on the Date of Closing.

     (c) Seller shall pay all real estate taxes excluding, except as otherwise provided, special assessments certified for payment therewith, payable in respect to the Subject Property in the calendar year prior to the calendar year in which Closing occurs and prior years. Further, all levied and pending special assessments as of the date of this Agreement shall be paid in full by Seller at or before Closing. Real estate taxes in respect to the Subject Property (other than special assessments, which shall be paid by Seller to the extent provided in the immediately preceding sentence) due and payable in the calendar year in which Closing occurs shall be prorated between Seller and Purchaser, with Purchaser paying that percentage equal to the number of days in such year subsequent to the Tax Date divided by 365 and Seller paying the balance. For purposes of this subparagraph (c), the Tax Date shall be deemed to be the day immediately prior to the Date of Closing. If on the Date of Closing the current year’s taxes are not available, the proration and allocation for such tax parcels shall be based on the previous year’s payment and an adjustment shall be made in cash on the date ten (10) days after the date when the current year’s taxes and installments of special assessments are known. Special assessments first pending after the date of this Agreement shall be paid by Purchaser. In the event Seller has paid prior to Closing installments (including any interest allocable thereto) of special assessments which are Purchaser’s responsibility herein, Purchaser shall reimburse Seller for same at Closing.

     (d) Seller shall pay for the State Deed Tax and the cost of furnishing a title commitment to Purchaser in the manner required by the provisions of Paragraph 5 hereof, and Purchaser shall pay for the Survey and the cost of any title insurance policy and all endorsements issued in connection therewith.

     (e) Purchaser and Seller shall each pay one-half (1/2) of all costs of establishing and maintaining the escrow of the Earnest Money Deposit.

     (f) Seller and Purchaser shall each pay one-half (1/2) of any closing fee required by Title Company to close the transaction contemplated by this Agreement.

     (g) Seller and Purchaser shall each pay all of the costs and fees charged by their respective legal counsel.

13. Remedies.

     A. In the event Seller shall default in any material respect in the performance of any of its obligations hereunder prior to Closing and continues in default for a period of thirty (30) days after written notice of such default from Purchaser to Seller, Purchaser shall have the right to terminate this Agreement, in which event Escrow Agent shall return to Purchaser the entire Earnest Money Deposit and all payments theretofore made to or for the benefit of Seller. Notwithstanding anything contained in this Agreement to the contrary, such right and remedy of Purchaser shall not deprive Purchaser of the right of commencing legal proceedings for damages. Purchaser shall also have the option of enforcing specific performance of this Agreement, provided this Agreement has not been terminated as aforesaid and provided action to enforce such specific performance is commenced within six (6) months after any such right of action arises.

     B. In the event Purchaser shall default in any material respect in the performance of any of its obligations hereunder other than obligations to close and continues in default for a period of thirty (30) days after written notice of such default from Seller to Purchaser, Seller shall have the right to terminate this Agreement prior to the required Closing Date in accordance with applicable Minnesota law, in which event Seller shall be entitled to retain, free of any claim by Purchaser, the initial $100,000.00 Earnest Money Deposit as non-refundable Earnest Money Deposit and as liquidated damages (except for Purchaser’s obligations under Paragraphs 9 and 26 hereof) and not as a penalty. Purchaser agrees that, in the event of such a default by Purchaser hereunder, Seller’s damages would be difficult or impossible to determine and that an amount equal to the initial $100,000.00 Earnest Money Deposit and such other payments by Purchaser to Seller is a fair estimate thereof.

     C. In the event Purchaser shall default on or after the required Closing Date in any material respect in connection with Purchaser’s obligations hereunder to close and continues in default for a period of thirty (30) days after written notice of such default from Seller to Purchaser, Seller shall have the right to terminate this Agreement on or after the required Closing Date in accordance with applicable Minnesota law, in which event Seller shall be entitled to, and Escrow Agent shall pay to Seller upon Seller’s demand, $1,600,000.00 as liquidated damages (except for Purchaser’s obligations under Paragraphs 9 and 26) and not as a penalty. Purchaser agrees that, in the event of such a default by Purchaser hereunder, Seller’s damages would be difficult or impossible to determine and that an amount equal to $1,600,000.00 is a fair estimate thereof. In such case, the Title Company shall be entitled to draw on the letter of credit in order to make the required $1,500,000.00 payment ($1,600,000.00 less the initial $100,000.00 Earnest Money Deposit) to Seller provided for herein. Notwithstanding anything herein to the contrary, such right and remedy of Seller shall be Seller’s sole remedy in the event of a default by Purchaser in its obligation to close hereunder and Purchaser shall not be liable for other damages or for specific performance except for damages under Purchaser’s obligations under Paragraphs 9 and 26. Purchaser’s obligation to indemnify, defend and save Seller harmless under Paragraph 9 hereof shall survive any such termination of this Agreement. The provisions of this Agreement shall survive termination and/or Closing in order to effectuate the provisions of this Paragraph 13.

     D. For avoidance of doubt, the parties confirm that it is their intent that if this Agreement is terminated pursuant to Section 13.B., Purchaser’s maximum liability hereunder is $100,000.00 (plus obligations owing pursuant to Paragraphs 9 and 26, if any); if this Agreement is terminated pursuant to Section 13.C., Purchaser’s maximum liability is $1,600,000.00 (plus obligations owing pursuant to Paragraphs 9 and 26, if any).

     14. Notice. All communications, demands, notices or objections permitted or required to be given or served under this Agreement shall be in writing and shall be deemed to have been duly given or served if (i) delivered in person, upon delivery, or (ii) deposited in the United States mail, postage prepaid, for mailing by certified or registered mail, return receipt requested, on the date of depositing the same in the mail, (iii) by recognized overnight delivery service providing for positive tracking of items (for example, Federal Express), on the date of depositing the same with the delivery service, and addressed to a party to this Agreement to the address set forth below:

(a)	If to Purchaser:	SurModics, Inc.
9924 West 74th Street
Eden Prairie, MN 55344
Attn: Bryan Phillips

	with a copy to:	Faegre & Benson
2200 Wells Fargo Center
90 South 7th Street
Minneapolis, MN 55402
Attn: Charlie Ferrell

(b)	If to Purchaser:	Vest Mykyng LLC
6138 Arctic Way
Edina, MN 55436

with a copy to		James L. Tucker, Esq.
Gray, Plant, Mooty,
Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-3796

(c)	If to Title Company:	Old Republic National Title Insurance Company
400 Second Avenue South
Minneapolis, MN 55401-2499
Attn: Rick Zilka

Any party hereto may, by at least ten (10) days notice to the other parties hereto as provided above, designate such other address for the giving of notices as deemed necessary.

     15. Continued Enforceability of Provisions. Any covenants contained herein that are not completed or satisfied prior to the Date of Closing shall continue in full force and effect in accordance with their terms subsequent to the Date of Closing and shall not merge in the Closing documents. All representations and warranties shall survive Closing and shall not merge in the Closing documents. Any conditions to Closing shall be deemed waived at Closing unless otherwise agreed in writing contemporaneous with Closing.

     16. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties and no other agreements prior to this Agreement or contemporaneous herewith (except written contemporaneous agreements) shall be effective except as expressly set forth or incorporated herein. Neither Seller nor Purchaser shall be bound by, or be liable for, any other warranties or other representations made by any person, partnership, corporation or other entity unless such other warranties or representations are set forth in a written instrument duly executed by such respective party subsequent to the date hereof. Any purported amendment hereto shall not be effective unless it shall be set forth in writing and executed by the parties hereto, or their respective successors or assigns.

     17. Binding Effect; Assignment; Waiver. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided, however, neither Purchaser nor Seller shall be released from its liability hereunder and the applicable assignee shall expressly assume in writing the obligations of its assignor thereunder in a form reasonably acceptable to the other party. Notwithstanding the foregoing, Purchaser may assign this Agreement prior to or contemporaneous with Closing or designate any third party to take title at Closing; provided, however, no such assignment or designation shall release Purchaser from liability hereunder. No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. Purchaser may designate a nominee to take title to the Subject Property and to receive all assignments and transfers to be provided by Seller to Purchaser herein.

     18. Rules of Interpretation.

     (a) This Agreement shall be interpreted and governed by the laws of the State of Minnesota.

     (b) The headings of paragraphs and sections contained herein are for convenience only and in no way define, limit or describe the scope or intent of this Agreement.

     (c) Time shall be of the essence of this contract.

     (d) Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

     19. Exhibits. The following exhibits are attached hereto and made a part hereof:

Exhibit A:	Legal Description
Exhibit B:	Permitted Encumbrances
Exhibit C:	FIRPTA Affidavit
Exhibit D:	Seller’s Disclosures
Exhibit E:	Seller’s Documents
Schedule 1:	Form Letter of Credit
Exhibit F:	Memorandum of Purchase Agreement
Exhibit G:	Seller’s Affidavit

     20. Liability of Title Company. The sole duties of Title Company under this Agreement shall be those described herein, and Title Company shall be under no obligation to determine whether the other parties hereto are complying with any requirements of law or the terms and conditions of any other agreements among said parties. Title Company may conclusively rely upon and shall be protected in acting upon any notice, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. Title Company shall have no duty or liability to verify any such notice, consent, order or other document, and its sole responsibility shall be to act as expressly set forth in this Agreement. Title Company shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. Title Company may consult with respect to any question arising under this Agreement and shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

     Title Company shall hold any monies paid to it pursuant to this Agreement in escrow and shall endeavor to invest such monies in certificates of deposit or interest bearing accounts with a national banking association fully insured by the FDIC as reasonably determined by Title Company.

     Nothing in this Paragraph 20 relates to any obligation of Title Company under any title commitment or policy.

     21. Relationship. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or any other relationship between Seller and Purchaser other than the relationship of a buyer and seller of real or personal property as set forth in this Agreement.

     22. Exhibits/Modifications. All exhibits attached hereto contain additional terms of this Agreement. Typewritten or handwritten provisions inserted in this form or attached hereto shall control all printed provisions in conflict therewith.

     23. Condemnation or Eminent Domain. In the event of any condemnation or eminent domain proceedings for any public or quasi-public purposes at any time prior to Closing resulting in the taking or proposed taking of any part or all of the Subject Property, Purchaser shall close the transaction contemplated by this Agreement subject to any such taking, in which event the purchase price shall not be abated, provided, however, at Closing, Seller shall assign to Purchaser and Purchaser shall be entitled to the entire award paid or payable in respect to such taking.

     24. Captions and Paragraph Headings. The captions and paragraph headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement, nor the intent of any provisions hereof.

     25. Attorneys’ Fees. If either Seller or Purchaser files any action or brings any proceeding against the other arising out of this Agreement, or is made a party to any action or proceeding brought by a third party arising out of this Agreement without fault of the defending party, then as between Seller and Purchaser, the prevailing party in any such action or proceeding shall be entitled to recover, as an element of its costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court.

     26. Delivery of Information. Seller hereby agrees to deliver to Purchaser (unless already delivered), within five (5) business days following the mutual execution of this Agreement, copies of all those geotechnical reports, environmental reports, and surveys related to the Subject Property in Seller’s possession or control, including without limitation, those documents set forth on Exhibit E, which Seller can find upon reasonably diligent search. Purchaser agrees to provide within five (5) days after Purchaser’s receipt copies of all reports prepared by or for Purchaser in connection with the transaction contemplated hereby, including, but not limited to, surveys, geotechnical reports, environmental reports, property condition reports. The provisions of this Paragraph 26 shall survive Closing or termination of this agreement and shall not be subject to the “liquidated damages” provisions herein.

     27. Authority. The parties executing this agreement on behalf of Purchaser and Seller, respectively, represent and warrant that they have secured all required approvals and consents to execute this Agreement so that upon execution it is the valid and binding agreement of Purchaser and Seller, respectively.

     28. Condition. This Agreement shall be void if not executed by Seller and delivered to Purchaser on or before August 27, 2007.

     29. Tax Deferred Exchange. Purchaser acknowledges that Seller may desire to utilize a tax-deferred exchange to sell the Property to Purchaser. Purchaser shall not be required to participate in any such exchange unless (a) Seller is not released from any of its obligations herein, (b) Purchaser is not required to assume any additional risks, costs, or obligations by reason thereof, (c) such exchange will not delay the closing in any manner, (d) Seller shall pay all of Purchaser’s increased costs (including reasonable attorney’s fees for review of documentation) arising out of such exchange or proposed exchange, and (e) Purchaser shall not be required to take title to any property other than the Subject Property.

     Seller acknowledges that Purchaser may desire to utilize a tax-deferred exchange to purchase the Property from Seller. Seller shall not be required to participate in any such exchange unless (a) Purchaser is not released from any of its obligations herein, (b) Seller is not required to assume any additional risks, costs, or obligations by reason thereof, (c) such exchange will not delay the closing in any manner, (d) Purchaser shall pay all of Seller’s increased costs (including reasonable attorney’s fees for review of documentation) arising out of such exchange or proposed exchange, and (e) Seller shall not be required to take title to any property other than the Subject Property.

     30. Additional Earnest Money Deposit/Letter of Credit.

          (1) In the event that Purchaser has not terminated this Agreement on or before the date forty-five (45) days after the date of this Agreement pursuant to the provisions of Paragraph 10 hereof, Purchaser shall deliver to Title Company, on or before such date, as further Additional Earnest Money Deposit an unconditional, irrevocable standby letter of credit (“Letter of Credit”). This Letter of Credit and any replacements thereof shall conform in form and substance to the attached Schedule 1 (or shall be otherwise acceptable to Seller) and shall:

     (a) be issued by Wells Fargo Bank Minnesota, N.A. or any other national bank with principal offices located in the state of Minnesota, reasonably acceptable to Seller;

     (b) name Title Company as beneficiary thereunder;

     (c) have a term ending not less than fourteen (14) months after the date of issuance;

     (d) automatically renew for one-year periods unless issuer notifies beneficiary in writing, at least sixty (60) days prior to the expiration date, that issuer elects not to renew the Letter of Credit;

     (e) provide for payment to beneficiary of $1,600,000.00 in immediately available funds, denominated in United States dollars, upon presentation of a Sight Draft substantially conforming to the form attached as Exhibit A to the Letter of Credit;

     (f) provide that draws may be presented, and are payable, at a specified office of the issuer in Minneapolis, Minnesota;

     (g) be payable against Sight Drafts which only require the beneficiary to state that a Draw Event (as that term is defined below) has occurred, specifying the specific nature of the Draw Event, and stating that the draw is payable to the order of beneficiary as a result;

     (h) permit partial and multiple draws;

     (i) permit multiple transfers by beneficiary, provided that any transferee shall be a subsequent holder of beneficiary’s obligations under this Agreement and/or any escrow agreements in connection therewith;

     (j) waive any rights issuer may have, at law or otherwise, to subrogate to any claims beneficiary may have against applicant; and

     (k) is governed by the International Standby Practices 1998, published by the International Chamber of Commerce.

     The Letter of Credit (as the same is transferred, extended, renewed or replaced) must be maintained until the Letter of Credit has been returned to Purchaser, if at all, pursuant to the terms of this Agreement or until such time as the amount available under the Letter of Credit has been reduced to zero by draws made thereon and no amount remains available thereunder pursuant to the provisions hereof. The Letter of Credit shall be returned to Purchaser at Closing and satisfaction of all Purchaser’s obligations under this Agreement.

     In the event Purchaser fails to provide the initial Letter of Credit as required herein on or before the date forty-five (45) days after the date hereof, such failure shall be deemed an election by Purchaser to terminate this Agreement under Paragraph 10 and the Additional Earnest Money Deposit, if any, shall be transferred by Title Company to Purchaser and neither party shall have any further obligation to the other except pursuant to Paragraph 9 and Paragraph 26 hereof

     (2) Title Company may freely transfer the Letter of Credit to a subsequent holder of Title Company’s obligations under this Agreement accruing subsequent to the applicable transfer without (i) Purchaser’s consent, (ii) restriction on the number of transfers, or (iii) condition, other than presentment to issuer of the original Letter of Credit and a duly executed transfer document conforming to the form attached as Exhibit B to the Letter of Credit. Purchaser is solely responsible for any bank fees or charges imposed by issuer in connection with the issuance of the Letter of Credit or any transfer, renewal, extension, or replacement thereof. If Purchaser fails to timely pay such transfer fees, Seller or Title Company may, at their option and without notice to Purchaser, elect to pay any transfer fees to issuer when due, and upon payment, such amount will become immediately due and payable from Purchaser to the party advancing such payment together with interest at eight percent (8%) per annum.

     (3) Definition of Draw Event. “Draw Event” means the occurrence of any of the following events:

     (a) Purchaser’s breach of any of its obligations to close the transaction contemplated hereby and such failure continues for a period of ten (10) days after notice of such failure has been given by Seller to Purchaser as certified by Seller to Title Company in writing; or

     (b) Purchaser fails to timely cause the Letter of Credit to be renewed or replaced, as required in subparagraph (6) below; or

     (c) Termination of this Agreement by Seller pursuant to Paragraph 13(C) hereof.

     (4) Draw and Draw Proceeds. Immediately upon the occurrence and during the continuance of a Draw Event, Title Company may draw on the Letter of Credit and continue to hold the proceeds as a part of Additional Earnest Money Deposit; provided that Title Company shall provide Purchaser and Seller with written notice of Title Company’s draw not later than three (3) business days following such draw. The term “Draw Proceeds” means the cash proceeds of any draw or draws made by Title Company under the Letter of Credit. Any delays by Title Company in drawing on the Letter of Credit or using the Draw Proceeds will not constitute a waiver by Seller or Title Company of any of their respective rights hereunder with respect to the Letter of Credit or the Draw Proceeds. The Draw Proceeds shall be subject to the provisions relating to disposition of the Additional Earnest Money Deposit and the “liquidated damages” provisions as set forth in this Agreement.

     (5) Renewal and Replacement. The Letter of Credit must provide that it will be automatically renewed unless issuer provides written notice of non-renewal to Seller and Title Company at least sixty (60) days prior to the expiration of the Letter of Credit. If written notice of non-renewal is received from issuer, Purchaser must renew the Letter of Credit or replace it with a new Letter of Credit at least thirty (30) days and no more than sixty (60) days prior to the date of expiration date of the then current Letter of Credit. Any renewal or replacement Letter of Credit must meet the criteria set forth in Paragraph (1) above, and must have a term commencing no later than the stated expiration date of the immediately prior Letter of Credit. Failure to provide a renewal or replacement Letter of Credit as provided above will, at Seller’s election be deemed an uncured and uncureable default under this Agreement.

     (6) Additional Agreements of Purchaser. Purchaser expressly acknowledges and agrees that:

     (a) the Letter of Credit constitutes a separate and independent contract between Title Company and issuer, and Purchaser has no right to submit a draw to issuer under the Letter of Credit;

     (b) Purchaser is not a third party beneficiary of such contract, and Title Company’s ability to either draw under the Letter of Credit or the full or any partial amount thereof or to apply Draw Proceeds may not, in any way, be conditioned, restricted, limited, altered, impaired or discharged by virtue of any laws to the contrary, including, but not limited to, any laws that restrict, limit, alter, impair, discharge or otherwise affect any liability that Purchaser may have under this Agreement or any claim that Seller has or may have against Purchaser;

     (c) Neither the Letter of Credit nor any Draw Proceeds will be or become the property of Purchaser, and Purchaser does not and will not have any property right or interest therein;

     (d) Purchaser is not entitled to any interest on any Draw Proceeds;

     (e) Neither the Letter of Credit nor any Draw Proceeds constitute an advance payment of the Purchase Price unless and until applied by Title Company to the Purchase Price in connection with Closing;

     (f) Neither the Letter of Credit nor any Draw Proceeds constitute a measure of Seller’s damages resulting from any Draw Event, event of default, or other breach, failure, or default (past, present, or future) under this Agreement; and

     (g) Purchaser will cooperate with Seller and Title Company, at Purchaser’s own expense, in promptly executing and delivering to Title Company all modifications, amendments, renewals, extensions and replacements of the Letter of Credit, as Title Company may reasonably request to carry out the terms and provisions of this subparagraph 6.

     (7) Purchaser’s Actions. If Purchaser, or any person or entity on Purchaser’s behalf or at Purchaser’s discretion or direction, brings any proceeding or action to contest, enjoin, interfere with, restrict or limit, in any way whatsoever, any one or more draw requests or payments under the Letter of Credit, and if Purchaser does not prevail in such action, Purchaser will be liable for any and all direct damages resulting therefrom or arising in connection therewith, including, without limitation, reasonable attorney’s fees and costs.

     (8) Provided that the transaction contemplated hereby is closed in accordance with its terms with or without use of any Draw Proceeds, or in the event this Agreement is terminated by reason of Seller’s default, Title Company shall return the Letter of Credit to the issuer for cancellation and any unused Draw Proceeds to Purchaser.

     31. Purchaser agrees, which agreement shall survive Closing and delivery of the deed, that in the event Purchaser sells or conveys an interest or makes an agreement to sell or convey an interest or grants an option to purchase an interest in the Subject Property to a third party on or before the date three (3) years after the date of Closing, Purchaser agrees to pay to Seller an amount equal to the amount that the gross net selling price (after deducting from the gross selling price all direct expenses of sale, such as expenses of brokers, title insurance, survey and soil testing costs) or other consideration received by Purchaser for the Subject Property exceeds the Purchase Price paid by Purchaser to Seller under this Agreement. Such payment, if any, shall be payable upon closing of the sale or transfer of the Subject Property or a portion thereof. If Purchaser shall have made improvements to the Subject Property, an amount equal to the lower of (a) the fair market value of such improvements or (b) the actual cost of such improvements shall be excluded in determining the price or consideration received by Purchaser. Notwithstanding anything to the contrary, the provisions of this Section 31 shall not apply to: (i) any sale or transfer by Purchaser to an entity under the control of Purchaser or an entity under common control with Purchaser, or (ii) sale of all or substantially all of Purchaser’s assets. For clarity, this Section 31 does not apply to transfers of stock or other equity interests in Purchaser.

     32. Quit Claim Deed. In the event of termination of this Agreement for any reason, within ten (10) days after Seller’s request, Purchaser will deliver to Seller in form and substance acceptable to Seller, a quit claim deed to the Subject Property in recordable form. In the event Purchaser fails to so deliver such quit claim deed, Purchaser will indemnify, defend and hold harmless Purchaser from all loss, claim, damage and expense arising out of Purchaser’s failure to deliver such quit claim deed.

     33. Confidentiality. Except as set forth in the Memorandum of Purchase Agreement as set forth in Section 34 below, Purchaser agrees to hold in confidence until Closing or termination of this Agreement, the terms and contents of this Agreement and not to disclose such matters to any third party without the prior written consent of Seller except after the date forty-five (45) days after the date of this Agreement with regard to Purchaser’s mandatory reporting obligations, if any, as a public company and except as reasonably necessary on an absolute “need-to-know” basis to coordinate with any contractors or the City of Eden Prairie or other governmental body for Purchaser’s due diligence and planning for use and improvements of the Subject Property. Notwithstanding the above, prior to the date forty-five (45) days after the date of this Agreement, Purchase may make a Form 8-K disclosure to the Securities and Exchange Commission as follows:

On August ____, 2007, SurModics, Inc. (the “Company’) entered into a Purchase Agreement (the “Agreement’) with Vest Mykyng LLC (the “Seller’), pursuant to which, subject to the terms and conditions of the Agreement, the Company will purchase a parcel of land from the Seller. The Agreement is a “Material Contract” as defined under Item 601(b)(10)(ii)(C) of Regulation S-K under the Securities Exchange Act of 1934 because the Agreement is a contract calling for the acquisition of property for consideration exceeding 15% of the book value of the property, plant and equipment of the Company on a consolidated basis. However, the consummation of the transactions contemplated by the Agreement will not be deemed to involve a “significant amount of assets” under Instruction 4 to Item 2.01 of Form 8-K because the amount to be paid for the land will not exceed 10% of the total assets of the Company on a consolidated basis. The transactions contemplated by the Agreement are expected to close between 45 days and one year after the date of the Agreement.

     34. Memorandum of Purchase Agreement. Purchaser and Seller shall sign, upon execution hereof, the Memorandum of Purchase Agreement in the form attached hereto as Exhibit F, to be held by Title Company pursuant to the provisions hereof, which shall at Purchaser’s request to Title Company, and at Purchaser’s expense be recorded by Title Company at the Office of the County Recorder or Registrar of Titles, as applicable, in Hennepin County, Minnesota. Such Memorandum of Purchase Agreement may only be recorded after the date which is the later of (a) the date forty-five (45) days after the date hereof, or (b) the date Purchaser delivers to Title Company the initial Letter of Credit set forth in Paragraph 30 hereof. Within five (5) days after termination of this Agreement or Closing, Purchaser shall cause an instrument to be recorded to release such Memorandum of Purchase Agreement of record. In the event Purchaser fails to do so, Purchaser shall indemnify and defend Seller from all loss, claim, damage, or expense arising out of Purchaser’s failure to do so. The provisions of this Paragraph 34 shall survive Closing and/or termination of this Agreement.

     35. Mortgaging of Subject Property. Purchaser shall have the right to subject the Subject Property or any portion thereof to a mortgage in the amount of $1,500,000.00 or less. Said mortgage must be pursuant to an arm’s length mortgage transaction with a bona fide third-party lender. Purchaser agrees that it will subordinate its rights under this Agreement to the mortgagee’s interest in the Subject Property under the mortgage and collateral mortgage documents. Such mortgagee shall be required to provide to Purchaser notice of foreclosure at the time of publication of any notice of foreclosure.

(Signature page follows.)

     IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

Dated: 24 August, 2007	SELLER:

Vest Mykyng LLC
	By:	/s/ [Illegible]
	Its:	PRESIDENT

Dated: Aug 24, 2007	PURCHASER:

SurModics, Inc.
	By:	/s/ Bruce J Barclay
	Its:	President & CEO

CONSENT

     The undersigned, Old Republic National Title Insurance Company, hereby consents to the terms and conditions relating to escrow of the Additional Earnest Money Deposit, if any, and the Letter of Credit described in the foregoing Purchase Agreement.

OLD REPUBLIC NATIONAL TITLE
INSURANCE COMPANY

By:	/s/ [Illegible]
Its:	Assistant Vice President

Dated: August 24, 2007

EXHIBIT A

Legal Description

Lot 2, Block 1, Norseman Industrial Park Sixth Addition, according to the recorded plat thereof, Hennepin County, Minnesota.

EXHIBIT B

1.	Building, zoning and subdivision ordinances, state and federal regulations.

2.	Real estate taxes not yet due and payable.

3.	All exceptions to title shown on the Commitment or Survey waived or not objected to by Purchaser.

4.	If Purchaser fails to obtain the Survey in accordance with the requirements herein, matters which would be shown on an accurate survey of the Subject Property.

EXHIBIT C

NON-FOREIGN TRANSFEROR’S CERTIFICATION
(Entity Transferor)

     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by [name of transferor], the undersigned hereby. certifies the following on behalf of [name of transferor]:

     1. [Name of transferor] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

     2. [Name of transferor]’s U. S. employer identification number is ______________________________________________;

     3. [Name of transferor]’s office address is _______________________________________________________________
____________________________________________________; and

     4. [Name of transferor] is not a “disregarded entity” as defined in IRS Regulation 1.1445-2 (b)(iii).

     [Name of transferor] understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of [name of transferor].

Date: ___________, 20__
Signature

Title

EXHIBIT D

DISCLOSURES AND DISCLOSURE DOCUMENTS

1.	Seller discloses that dumping of debris and materials on the Subject Property has occurred from time to time which was unauthorized by Seller.

2.	Seller discloses matters set forth and/or referred to in letter from Darwin Schulz, Hennepin County Department of Environmental Services dated May 10, 2007.

SCHEDULE 1

FORM OF LETTER OF CREDIT

[LETTERHEAD OF ISSUING BANK]

IRREVOCABLE STANDBY LETTER	DATE OF ISSUANCE:
OF CREDIT NO:	EXPIRATION DATE:

BENEFICIARY:	APPLICANT:

(TITLE COMPANY)	(PURCHASER)

AS THE ISSUING BANK (“ISSUER”), WE HEREBY ESTABLISH THIS IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______________ IN FAVOR OF THE ABOVE-NAMED BENEFICIARY (“BENEFICIARY”) FOR THE ACCOUNT OF THE ABOVE-NAMED APPLICANT (“APPLICANT”) IN THE AMOUNT OF USD $ _____________ U.S. DOLLARS).

BENEFICIARY MAY DRAW ALL OR ANY PORTION OF THIS LETTER OF CREDIT AND ISSUER WILL MAKE FUNDS IMMEDIATELY AVAILABLE TO BENEFICIARY UPON PRESENTATION OF BENEFICIARY’S DRAFT(S) AT SIGHT IN SUBSTANTIALLY THE FORM ATTACHED HERETO AS EXHIBIT “A” (“SIGHT DRAFT”), DRAWN ON ISSUER AND ACCOMPANIED BY THIS LETTER OF CREDIT. ALL SIGHT DRAFT(S) MUST BE SIGNED AND ENDORSED ON BEHALF OF BENEFICIARY, INDICATE THE SIGNATOR’S TITLE OR OTHER OFFICIAL CAPACITY, AND BE ACCOMPANIED BY BENEFICIARY’S AFFIDAVIT ATTESTING TO THE FACT THAT A DRAW EVENT HAS OCCURRED AND SPECIFYING THE NATURE OF THAT EVENT. THE ISSUER WILL EFFECT PAYMENT UNDER THIS LETTER OF CREDIT NOT LATER THAN THE CLOSE OF BUSINESS ON THE NEXT BUSINESS DAY FOLLOWING PRESENTMENT OF THE SIGHT DRAFT(S).

ISSUER WILL HONOR ANY SIGHT DRAFT(S) PRESENTED IN SUBSTANTIAL COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT AT ISSUER’S OFFICE LOCATED IN MINNEAPOLIS, MINNESOTA, ON OR BEFORE THE ABOVE STATED EXPIRATION DATE, AS SUCH EXPIRATION DATE MAY BE EXTENDED HEREUNDER. PARTIAL AND MULTIPLE DRAWS ARE PERMITTED ON ANY NUMBER OF OCCASIONS. FOLLOWING ANY PARTIAL DRAW, ISSUER WILL ENDORSE THIS LETTER OF CREDIT AND RETURN THE ORIGINAL TO BENEFICIARY..

ISSUER ACKNOWLEDGES THAT THIS LETTER OF CREDIT IS ISSUED PURSUANT TO THE PROVISIONS OF THAT CERTAIN PURCHASE AGREEMENT BETWEEN SIGMUND J. HELLE AND SURMODICS, INC. FOR LAND LOCATED IN EDEN PRAIRIE, MINNESOTA (“PURCHASE AGREEMENT”). NOTWITHSTANDING ANY REFERENCE IN THIS LETTER OF CREDIT TO THE PURCHASE AGREEMENT OR ANY OTHER DOCUMENTS, INSTRUMENTS OR AGREEMENTS, OR REFERENCES IN THE PURCHASE AGREEMENT OR ANY OTHER DOCUMENTS, INSTRUMENTS OR AGREEMENTS TO THIS LETTER OF CREDIT, THIS LETTER OF CREDIT CONTAINS THE ENTIRE AGREEMENT BETWEEN BENEFICIARY AND ISSUER RELATING TO THE OBLIGATIONS OF ISSUER HEREUNDER.

THIS LETTER OF CREDIT WILL BE AUTOMATICALLY EXTENDED EACH YEAR WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE EXPIRATION DATE HEREOF, AS EXTENDED, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE, ISSUER NOTIFIES BENEFICIARY BY REGISTERED MAIL THAT IT ELECTS NOT TO EXTEND THIS LETTER OF CREDIT FOR SUCH ADDITIONAL PERIOD. NOTICE OF NON-EXTENSION WILL BE GIVEN BY ISSUER TO BENEFICIARY AT BENEFICIARY’S ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS AS BENEFICIARY MAY DESIGNATE TO ISSUER IN WRITING AT ISSUER’S LETTERHEAD ADDRESS.

THIS LETTER OF CREDIT IS FREELY TRANSFERABLE IN WHOLE OR IN PART, AND THE NUMBER OF TRANSFERS IS UNLIMITED. ISSUER AGREES THAT IT WILL EFFECT ANY TRANSFERS IMMEDIATELY UPON PRESENTATION TO ISSUER OF THIS LETTER OF CREDIT AND A WRITTEN TRANSFER REQUEST SUBSTANTIALLY IN THE FORM OF THE COMPLETED TRANSFER FORM ATTACHED HERETO AS EXHIBIT “B.” SUCH TRANSFER WILL BE EFFECTED AT NO COST TO BENEFICIARY. ANY TRANSFER FEES ASSESSED BY ISSUER WILL BE PAYABLE SOLELY BY APPLICANT, AND THE PAYMENT OF ANY TRANSFER FEES WILL NOT BE A CONDITION TO THE VALIDITY OR EFFECTIVENESS OF THE TRANSFER OR THIS LETTER OF CREDIT.

ISSUER WAIVES ANY RIGHTS IT MAY HAVE, AT LAW OR OTHERWISE, TO SUBROGATE TO ANY CLAIMS BENEFICIARY MAY HAVE AGAINST APPLICANT OR APPLICANT MAY HAVE AGAINST BENEFICIARY.

EXCEPT AS OTHERWISE EXPRESSLY MODIFIED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998, PUBLISHED BY THE INTERNATIONAL CHAMBER OF COMMERCE.

ISSUER:
By:
AUTHORIZED SIGNATURE
Its:

2

EXHIBIT “A”

TO LETTER OF CREDIT

SIGHT DRAFT

Sight Draft

$_____________________

     At sight, pay to the order of [Name of Beneficiary to be inserted], the amount of USD $______________ (__________________ and 00/100ths U.S. Dollars).

     Drawn under [Name of Issuer to be inserted] Standby Letter of Credit No._________________.

Dated: _________________, 20__

[Name of Beneficiary to be inserted]

By:
Its Authorized Representative and [Title or Other Official
Capacity to be inserted]

To: [Name and Address of Issuer to be inserted]

3

EXHIBIT “B”

TO LETTER OF CREDIT

FORM OF TRANSFER REQUEST

IRREVOCABLE STANDBY LETTER OF
CREDIT NO: _____________________

CURRENT BENEFICIARY: APPLICANT:

TO: [NAME OF ISSUING BANK]

The undersigned, as the current “Beneficiary” of the above referenced Letter of Credit, hereby requests that you reissue the Letter of Credit in favor of the transferee named below [INSERT TRANSFEREE NAME AND ADDRESS BELOW]:

From and after the date this transfer request is delivered to the Issuer, the transferee shall be the “Beneficiary” under the Letter of Credit for all purposes and shall be entitled to exercise and enjoy all of the rights, privileges and benefits thereof.

DATED:	[NAME OF BENEFICIARY]

By
Name
Title

[NOTARY ACKNOWLEDGMENT]

[TO BE SIGNED BY A PERSON PURPORTING TO BE AN AUTHORIZED REPRESENTATIVE OF THE BENEFICIARY AND INDICATING THEIR TITLE OR OTHER OFFICIAL CAPACITY, AND ACKNOWLEDGED BY A NOTARY PUBLIC.]

4

EXHIBIT E

SELLER’S DOCUMENTS

1.	Certificate of Survey/Topography by Ron Kreuger and Associates dated January 1989.

2.	Soil Test Report by Braun Engineering dated 23/5/89.

3.	Letter from Darwin Schulz, Hennepin County Department of Environmental Services dated May 10, 2007.

4.	ALTA survey of Lot 1 dated 9/14/98.

5.	City Engineering documents relating to road and utilities last revised 9/27/84, Sheets 1, 3, 4 and 5.

5

EXHIBIT F

MEMORANDUM OF PURCHASE AGREEMENT

     THIS MEMORANDUM OF PURCHASE AGREEMENT, made this __ day of ___________________, 2007, by SurModics, Inc., a Minnesota corporation (“Purchaser”), and Vest Mykyng LLC, a Minnesota limited liability company (“Seller”).

RECITALS

     Seller and Purchaser are parties to a Purchase Agreement dated as of ______________________, 2007 (the “Purchase Agreement”) providing for sale to Purchaser of the real estate in Hennepin County, Minnesota, described on Exhibit A hereto (the “Property”), and desire to provide recordable evidence thereof.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Subject to and on the terms, conditions, and provisions of the Purchase Agreement, Seller has agreed and hereby agrees to sell, and Purchaser has agreed and hereby agrees to buy, the Property.

     2. This Memorandum may be executed in counterparts each of which shall be considered an original.

     3. This Memorandum is solely to give notice of the existence of such Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

Signature page follows.

SIGNATURE PAGE TO
MEMORANDUM OF PURCHASE AGREEMENT

SELLER:
Vest Mykyng LLC

By:
Its:

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

     The foregoing instrument was acknowledged before me this __ day of ____________________, 2007, by ____________________________ the ______________________ of Vest Mykyng LLC, a Minnesota limited liability company, on behalf of the limited liability company.

Notary Public

SIGNATURE PAGE TO
MEMORANDUM OF PURCHASE AGREEMENT

PURCHASER:

SurModics, Inc.

By:
Its:

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

     The foregoing instrument was acknowledged before me this __ day of ____________________, 2007, by ____________________________, the ______________________ of SurModics, Inc., a Minnesota corporation, on behalf of the corporation.

Notary Public

THIS INSTRUMENT WAS DRAFTED BY:

Faegre & Benson LLP (AW)
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Phone: (612) 766-7000

EXHIBIT A

Lot 2, Block 1, Norseman Industrial Park Sixth Addition, according to the recorded plat thereof, Hennepin County, Minnesota

EXHIBIT G

STATE OF MINNESOTA	)
)ss.
COUNTY OF HENNEPIN	)	Affidavit Regarding Seller(s)

____________________________ , being first duly sworn, on oath say(s) that:

1.

(They are) (__he is) the ________________ and ____________________ of Vest Mykyng LLC, a Minnesota limited liability company, the company named as _____________________ in the document dated August ____, 2007, and filed for record _________________________, 2007, as Document No. _________________, (or in Book ____________________, of ___________________, Page _____________), in the Office of the County Recorder of Hennepin County, Minnesota.

2.	Said entity’s principal place of business is at 6138 Arctic Way, Edina, Minnesota 55436, and said company’s previous principal place(s) of business during the past ten years (has)(have) been at:

3.	There have been no:

	a.	Bankruptcy, divorce or dissolution proceedings involving said person during the time said person has had any interest in the premises described in the above document (“Premises”);

	b.	Unsatisfied judgments of record against said persons nor any actions pending in any courts, which affect the Premises;

	c.	Tax liens against said person(s);
except as herein stated:

4.

Any bankruptcy or dissolution proceedings of record against entities with the same or similar names, during the time period in which the above named entity had any interest in the Premises, are not against the above named entity.

5.	Any judgments, or tax liens of record against entities with the same or similar names are not against the above named entity except as recorded.

6.	There has been no labor or materials furnished to the Premises for which payment has not been made.

7.	There are no persons in possession of any portion of the Premises other than pursuant to a recorded document except as stated herein:

     Affiants know the matters herein stated are true and make(s) this Affidavit for the purpose of inducing the passing of title to the Premises.

Subscribed and sworn to before me this
_____ day of ____________, 2007

______________________________
Notary Public

NOTARIAL STAMP OR SEAL (OR OTHER TITLE OR RANK)	THIS INSTRUMENT WAS DRAFTED BY (NAME AND ADDRESS): Gray, Plant, Mooty, Mooty & Bennett, P.A. 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (JLT)